State of Delaware
Secretary of State
Division of Corporations
Delivered 06:25 PM 03/29/2019
FILED 06:25 PM 03/29/2019
SR 20192416613 - File Number 5153894

CERTIFICATE OF SECOND AMENDMENT OF CERTIFICATE OF DESIGNATIONS OF THE RIGHTS, PREFERENCES AND PRIVILEGES OF THE SERIES A-1 PREFERRED STOCK OF BIOVENTRIX, INC.

Pursuant to Sections 103 and 245 of
The General Corporation Law of the State of Delaware

Bioventrix, Inc. (the "***Corporation***"), a corporation organized and existing under the laws of the State of Delaware, DOES HEREBY CERTIFY:

FIRST: The Corporation's Amended and Restated Certificate of Incorporation (the "***Restated Certificate***") was filed with the Secretary of State of Delaware on August 8, 2016 and a Certificate of Correction to the Restated Certificate was filed on August 7, 2017. A Certificate of Designations of the Rights, Preferences and Privileges of the Series A-1 Preferred Stock of the Corporation (the "***Certificate of Designations***") was filed with the Secretary of State of the State of Delaware on July 25, 2017 which was amended by the Certificate of Amendment of the Certificate of Designations of the Rights, Preferences and Privileges of the Series A-1 Preferred Stock of the Corporation filed with the Secretary of State of the State of Delaware on November 29, 2018.

SECOND: Pursuant to and under the authority granted the Board by Article Fourth, Section B of the Corporation's Restated Certificate, the Board duly adopted, pursuant to a unanimous written consent effective March 29, 2019, declaring this Certificate of Second Amendment of the Certificate of Designations (this "***Second Amendment***") to be advisable. Therefore, the resolution setting forth this Second Amendment is as follows:

> **RESOLVED**, that the Certificate of Designations of the Corporation be amended by increasing the authorized shares designated as Series A-1 Preferred Stock from 300,000 shares to 400,000 shares, with the all the same powers, preferences, privileges and rights and the qualifications, limitations and restrictions as filed in the Certificate of Designations.

THIRD: In accordance with, and pursuant to, Section 103 and 245 of the DGCL, the Board has deemed it in the best interests of the Corporation, and has authorized and directed the officers of the Corporation, to file with the Delaware Secretary of State this Second Amendment.

IN WITNESS WHEREOF, the Corporation has caused this Second Amendment to be signed by Kenneth Miller, its President, a duly authorized officer of the Corporation, on March 29, 2019.

/s/Kenneth Miller
Kenneth Miller, President